EXHIBIT 10.4

                              CONSULTING AGREEMENT

         Agreement ("Agreement") made as of the 30th day of September, 1996, by and between PerArdua Corporation, a Missouri corporation ("PerArdua"), and Dr. Charles E. McKenna, Ph.D., an individual residing in Pacific Palisades, California ("McKenna").

         PerArdua and McKenna hereby agree as follows:

         1. Consulting Services. Subject to the terms and conditions of this Agreement, PerArdua hereby engages McKenna to provide consulting services to it for the period beginning on the date of this Agreement and expiring September 30, 1999, subject to earlier termination as hereinafter provided, and McKenna agrees to provide such services.

         2. Scope of Services. (a) It is understood that McKenna shall be obligated to provide consulting services only upon matters which relate to his field of professional expertise and experience, namely the field of chemistry generally and specifically to any matters relating to the development of a drug termed Thiovir(TM), as the parties may mutually agree. Consulting services may include, but shall not be limited to, providing advice and consultation to officers or employees of PerArdua or to others designated by and having a relationship with PerArdua, evaluating scientific information, narratives and/or data and reporting upon the same to PerArdua, attending and participating in meetings pertinent to PerArdua's business, and otherwise cooperating with PerArdua in a consulting capacity, all as may be requested from time to time by PerArdua and subject to the limitations set forth in (b) next below. McKenna shall perform his services in Me Los Angeles, California metropolitan area and at such other locations as McKenna and PerArdua reasonably may agree; provided that if PerArdua requests McKenna to perform services outside of the Los Angeles metropolitan area, McKenna shall use reasonable efforts to comply with such request.

         (b) It is acknowledged by PerArdua that McKenna's principal occupation is as a Professor of Chemistry at the University of Southern California ("USC") and that, in addition to his commitments to USC, he will have from time to time other professional commitments. McKenna's obligations to PerArdua hereunder are subject to his commitments to USC, it being understood that McKenna will nevertheless make a good faith effort to make himself available to provide services hereunder from time to time as may be reasonably requested by PerArdua. It is further understood that in no event will McKenna be expected to provide more than one day a week to PerArdua. Both parties shall act in good faith in arriving at mutually convenient times for the rendering of services hereunder.

         (c) PerArdua acknowledges that McKenna's services under this Agreement are in the nature of research and development services. McKenna shall use his best judgment and efforts to timely and professionally perform his services under this Agreement. PerArdua acknowledges and agrees that McKenna can not guaranty that any of his research efforts and decisions will produce


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results  directly  beneficial to the development of Thiovir(TM) and that McKenna shall not be deemed to be in breach of this Agreement solely because it is subsequently determined that the research is not successful or that an alternative course of research would have been more beneficial.

         3. Compensation. (a) PerArdua shall pay to McKenna a retainer of $5,000 for the period October 1, 1996, through March 31, 1997, $5,000 for the period April 1, 1997, through September 30, 1997, $12,500 for the period October 1, 1997, through September 30, 1998, and $ 15,000 for the period October 1, 1998, through September 30, 1999. Such retainer payments shall be due and payable on the first day of each applicable period except the first $5,000 payment shall be made on January 2, 1997. All amounts paid and payable by PerArdua under this
Section 3 (a) shall be deemed non-refundable regardless of circumstances which may occur after the payment date except that PerArdua shall not be precluded by these provisions from seeking or obtaining damages for breach of this agreement.

         (b) In addition to the retainer specified in (a) above, PerArdua shall pay to McKenna $ 1,~000 for each day (in excess of four hours) and $600 for each half day (up to four hours) of consulting services hereunder. Travel time, unless after 6:00 p.m. or before 8:00 a.m., shall be added to time spent on consulting services for purposes of computing compensation hereunder. Such compensation shall be paid to McKenna reasonably promptly after PerArdua is invoiced therefor. Notwithstanding the foregoing, no per diem fees shall be payable for the following consulting services rendered by McKenna hereunder: (i) incidental telephone discussions or other de minimis expenditures of time, (ii) advice and consultation to PerArdua and/or its attorneys, accountants and underwriters, and attorney for underwriters, rendered on or before June 30, 1997, and regarding scientific and development matters pertinent to the drug Thiovir in connection with the preparation of a registration statement, and any amendments thereto, for an initial public offering of PerArdua's securities, and discussed or to be discussed in such registration statement and amendments, and
(iii) advice and consultation rendered on or before December 31, 1996, regarding the preparation of protocols for the testing of, and studies with respect to, Thiovir pursuant to FDA rules, regulations and guidelines.

         (c) PerArdua shall reimburse McKenna for his reasonable out-of-pocket expenditures incurred in the performance of his services hereunder upon presentation of appropriate supporting documentation.

         (d) PerArdua shall reimburse McKenna for legal fees and disbursements incurred by him in connection with the negotiation and preparation of this Agreement up to a maximum of $1,000.

         4. Restrictive Covenants. (a) During the Term and for a period of one year thereafter, McKenna, whether for himself or as an employee or agent of, or consultant to, another person or entity, shall not be engaged in any activity, including, without limitation, research, product design, product development, manufacturing or selling, which involves the development or commercialization of a specific drug for the treatment of active cytomegalovirus in the human


                                        2

body; provided, however, that the foregoing restrictions shall not apply to (i) any acts undertaken pursuant to research grants made to USC by PerArdua, whether now or hereinafter in effect, or (ii) any acts undertaken on behalf of PerArdua pursuant to this Agreement or otherwise, or (iii) any "Permitted Research" regardless of the source of the funding for such research or the topic of the research. For purposes of this Section. "Permitted Research" means (I) any exploratory or general research that is not oriented towards the development of any specific drug or treatment for active cytomegalovirus in the human body or for other virus which has been identified by PerArdua as a potential target for control by Thiovir or any variation thereof or synthetic substitute therefor, and (II) any research with respect to which there is no reasonable possibility that the research may result in findings that would relate to a specific drug or treatment of the type described in (I) above.

         In the event that McKenna submits a proposal for funding or receives funding to perform any Permitted Research of the type described in (iii) above, but which McKenna nevertheless anticipates may produce results which may relate to a specific drug for the treatment of cytomegalovirus, he shall give PerArdua written notice of such proposal or funding commitment and the following provisions designated (w) through (z) shall apply:

       (w) If the proposal is submitted to a government agency, such as NIH, McKenna shall deliver to PerArdua, within thirty (30) days after the submission of such proposal, a copy of the title, abstract and total budget request and an explanation of why the proposed research is exploratory or general research that is permitted under paragraph 4 (a) (iii) above. If, within thirty (30) days after its receipt of such materials and statement from McKenna, PerArdua advises McKenna in writing that it desires to have McKenna perform such research for PerArdua and that PerArdua will fund such research, McKenna shall negotiate in good faith with PerArdua regarding the withdrawal of such proposal and PerArdua's sponsorship of the research.

       (x) If McKenna intends to submit to a government agency a proposal for a joint small business-academic or small business research proposal under the SBIR, STTR or similar program; McKenna shall deliver to PerArdua, within thirty
              (30) days after the submission of such proposal, a copy of the title, abstract and total budget request and an explanation of why the proposed research is exploratory or general research that is permitted under paragraph 4 (a)
              (iii) above. If, within thirty (30) days after its receipt of such materials and statement from McKenna, PerArdua advises McKenna in writing that it desires to have McKenna perform such research with PerArdua, McKenna shall agree to collaborate with PerArdua as McKenna's small business partner on such proposal.

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       (y)    If McKenna receives from a for-profit entity a commitment for funding or research, or a request that he perform funded research, of a type that may be described in clause 4 (a)
              (iii) above and other than as a result of a proposal described in either of paragraphs (w) and (x) above, McKenna shall give PerArdua written notice of the commitment or request promptly after his receipt of the commitment or request. Thereafter, PerArdua shall have thirty (30) days within which to advise McKenna in writing that it desires to have McKenna perform such research for PerArdua and that PerArdua will fund such research.

       (z) If PerArdua does not provide to McKenna within the applicable period described above such notice and reasonable assurance that the funding will be provided timely, McKenna thereafter may perform such research without violating any of the provisions of this Section 4, provided that noting in this Section shall be deemed to relieve McKenna of his obligations to perform services for PerArdua under Sections 1 and 2 hereof. McKenna shall not be deemed to have breached any obligation under this Agreement solely by reason of his delay or failure to provide any notice contemplated in any of paragraphs (w), (x) or (y) above.

         (b) McKenna shall not, during the Term and for a period of five (5) years thereafter, disclose to any other party any trade secrets or confidential information of PerArdua, except (i) as may be required by law or governmental order, (ii) such information which has already been made public through no wrongful act of McKenna, or which is approved for release by PerArdua or (iii) such information as is the subject matter of a patent application which has been abandoned. For purposes of this Agreement, all documents marked "CONFIDENTIAL" or by some similar legend, shall be deemed to be confidential information or trade secrets of PerArdua.

         (c) Subject to the provisions of Section 4 (d) below, McKenna agrees that any inventions, improvements or modifications made by him during the Term hereof and relating in any way to (i) the chemical compound thiophosphonoformic acid or any variation thereof or synthetic substitute therefor, or (ii) a specific drug which may be used for the treatment of active cytomegalovirus, shall be promptly disclosed and shall belong to PerArdua. McKenna shall execute and deliver to PerArdua such instruments of transfer as PerArdua may reasonably request in order to effect the intent of this provision.

         (d) PerArdua acknowledges and agrees that McKenna is a Professor employed at USC, that he is subject to various agreements with USC and policies of USC under which he is obligated to assign to USC his rights in inventions, improvements, modifications, trade secrets and other confidential information that he may develop or make, either alone or in connection with others, while employed at USC, including those arising from his performance of services under this Agreement, that PerArdua's rights under Section 4 (c) above are subject and subordinate to


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McKenna's  obligations  to USC,  and that  McKenna  shall  not be deemed to have violated any provision of Section 4 (c) above by reason of his transfer or assignment to USC, pursuant to the terms of any agreement between McKenna and USC, of any invention, improvement or modification described in this Section. McKenna represents that attached hereto is a true and complete list of each agreement between McKenna and USC and that he has delivered to PerArdua a true and complete copy thereof. PerArdua acknowledges that it has had a chance to review each such agreement.

         5. Early Termination. (a) In the event PerArdua does not complete an underwritten public offering of its securities in an amount of at least $4,000,000 on or before June 30, 1997, then PerArdua shall have the right to terminate this Agreement as of September 30, 1997, by giving to McKenna written notice of such termination at any time on or before August 31, 1997.

         (b) If McKenna dies or becomes disabled during the Term, this Agreement shall terminate automatically on the date of McKenna's death or ten (10) days after PerArdua delivers to McKenna written notice of its intention to terminate this Agreement pursuant to this Section because of McKenna's disability. For purposes of this Section, McKenna shall be deemed to be disabled if he is unable, by reason of his physical or mental disability, to discharge his duties hereunder for a period of three (3) consecutive calendar months.

         (c) PerArdua may terminate this Agreement for "good cause" relating to McKenna's actions or omissions. For purposes of this paragraph, the term "good cause" shall include only the following: (i) McKenna's continuing and repeated failure or refusal to perform his material duties as required by this Agreement after PerArdua shall have given McKenna written notice specifically stating the nature of such failure or refusal and affording McKenna at least thirty (30) days to correct the specified act or omission; or (ii) the existence of a material breach by McKenna of any of the material provisions of this Agreement after PerArdua shall have given McKenna written notice specifically stating the nature of such breach and affording McKenna at least thirty (30,~ days to correct such breach. PerArdua may terminate this Agreement at the end of any such 30-day period by delivering to McKenna a second notice of termination and this Agreement shall terminate simultaneously with the delivery of such second notice.

         (d) McKenna may terminate this Agreement for "good cause" relating to PerArdua's actions or omissions. For purposes of this paragraph, the term "good cause" shall include but not be Limited to, the existence of a material breach by PerArdua of any of the material provisions of this Agreement after McKenna shall have given PerArdua written notice stating with specificity the nature of such breach and affording PerArdua at least thirty (30) days to correct such breach. McKenna may terminate this Agreement at the end of any such 30-day period by delivering to PerArdua a second notice of termination and this Agreement shall terminate simultaneously with the delivery of such second notice.

         (e) Upon termination of this Agreement, McKenna shall be entitled to be paid any unpaid


                                        5


compensation for the period prior to the date of termination and to be reimbursed for expenses incurred before the date of termination. PerArdua shall pay such compensation and expense reimbursement to McKenna within ten (10) days after the later of the date of termination of the Agreement and the date on which McKenna delivers to PerArdua a statement requesting payment of such compensation and/or expense reimbursement.

         (f) Except as specifically provided in this Section 5, in the event of termination, all obligations of the parties hereto shall be null and void after the termination date, including without limitation the retainer payments payable after the termination date, but excluding those provisions of Section 4 above which continue after the Term. PerArdua acknowledges and agrees that if PerArdua terminates this Agreement because it has not completed an underwritten public offering on or before June 30, 1997, McKenna's obligations under Section 4 (a) hereof shall terminate simultaneously with the termination of this Agreement.

         (g) "Term" as used in this Agreement shall mean the period of time specified in Section 1 of this Agreement as the same may be earlier terminated in accordance with the provisions of this Section 5.

         6. Relationship of Parties. Both parties acknowledge that their relationship created hereby is strictly one of independent contractors, and no employment or agency relationship is created or intended.

         7. Miscellaneous. (a) This Agreement shall be governed by the laws of California.

         (b) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and representatives.

         8. Insurance. At such time as PerArdua obtains any product liability insurance and/or errors and omissions insurance applicable to its officers, directors and employees, PerArdua shall use its reasonable efforts to cause such insurance to apply to and include McKenna with respect to his performance of services under this Agreement.

         9. Arbitration. Except as provided below, any claim or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be held in Los Angeles, California. The parties shall jointly select one arbitrator; provided that if the parties do not agree on a single arbitrator within frozen (15) days after delivery of notice of the commencement of the arbitration, then a single arbitrator shall be chosen in accordance with the procedures of the AAA. The AAA shall be instructed to appoint an arbitrator within fifteen (15) days of receiving notice from either party that the parties could not agree on an arbitrator, and the arbitrator shall be instructed to use its best effort to conclude the


                                        6


arbitration within thirty (30) days of appointment. Each party shall pay one-half of the fees of the arbitrator and the other costs of the arbitration, administrative fees and all other fees and costs. Notwithstanding the foregoing, neither party shall be obligated to resort to arbitration for any injunction sought for a breach of Section 4 thereof. Each party shall use its best efforts to proceed with and conclude as expeditiously as possible any arbitration proceedings pursuant hereto.

          10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been delivered, when served, if personally served, or five (5) days after mailing, if mailed by certified or registered mail, return receipt requested, or when transmitted, if sent by facsimile, telex or other form of electronic transmission, or when delivered, if delivered by recognized overnight delivery service such as Federal Express or DHL, in all cases charges prepaid and addressed to the appropriate party at the address set forth on the signature page of this Agreement or to such other person or address as the party may from time to time furnish for purposes of such notice.

       Executed as of the date first above written.

                                 PerArdua: PerArdua Corporation


                                          by: /s/ Samuel P. Sears, Jr.
                                             ------------------------------
                                             Samuel P. Sears, Jr., Treasurer
                                    Address: 16 South Market Street
                                             Petersburg, VA 23803
                                             fax: 804-861-6215


                                  McKenna:   /s/Charles E. McKenna
                                             ------------------------------
                                             Charles E. McKenna, individually
                                    Address: 16625 Pequeno Place
                                             Pacific Palisades, CA  90272
                                             Fax: (213) 740-5401


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                             AGREEMENTS AND POLICIES

     Set forth below is a list of the written agreements between McKenna and USC and the written policies of USC that McKenna has delivered to PerArdua under
Section 4(d) of the Consulting Agreement.

1.   The relevant portions of McKenna's Faculty Contract with USC

2. The relevant portions of the USC Faculty Handbook, including Appendices 5, 6, 7 and 8

3. The relevant portions of the USC statement for faculty on Conflict of Interest in Research: Policy and Procedures.

4. July 13, 1995 Important Notice from National Science Foundation to Presidents of Universities and Colleges and Heads of Other National Science Foundation Grantee Organizations regarding technical changes to investigator financial disclosure policy